Exhibit 21.1

Subsidiaries of System1, Inc.

Subsidiary name	Jurisdiction
S1 Holdco, LLC	Delaware
System1 S1, Inc.	Delaware
Orchid Merger Sub II, LLC	Delaware
System1 OpCo, LLC	Delaware
Sonic Newco LLC	Delaware
Infospace Holdings LLC	Delaware
Qool Media Holdings, LLC	Delaware
Concourse Media Holdings, LLC	Delaware
Dotzup Holdings LLC	Delaware
System1 Canada ULC	Nova Scotia
System1 Media ULC	Nova Scotia
MapQuest Holdings, LLC	Delaware
MapQuest Services Holdings LLC	Delaware
System1 Waterfox Holdings LLC	Delaware
Waterfox Limited	England & Wales
NextGen Shopping, LLC	Delaware
Privacy One Group Limited	Delaware
Surfboard Holding B.V.	Netherlands